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                                                                     EXHIBIT 3.8

                                                         State of Delaware
                                                         Secretary of State
                                                      Division of Corporation
                                                   Delivered 08:11 PM 05/10/2005
                                                       Filed 08:11 PM 05/10/2005
                                                    SRV 050381890 - 2899403 FILE

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                         OF WERNER FUNDING CORPORATION

      Werner Funding Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST : That the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on May 27, 1998 under the name of Werner Funding Corporation.

      SECOND: That the Board of Directors of the Corporation has duly adopted this Amended and Restated Certificate of Incorporation of the Corporation pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

      THIRD: That the Certificate of Incorporation of the Corporation is amended and restated in its entirely as follows:

                                   ARTICLE I:
                                      NAME.

      The name of the Corporation is Werner Funding Corporation.

                                   ARTICLE II:
                               REGISTERED OFFICE.

      The address of the Corporation's registered office in the state of Delaware is 1105 North Market Street, Suite 1300, Wilmington, New Castle County, Delaware, 19801. The name of the Corporation's registered agent at such address is Wilmington Trust SP Services, Inc.

                                  ARTICLE III:
                                    PURPOSE.

      Section 1. The nature of the business to be conducted by the Corporation is to engage solely in the following activities:

            (a) to do one or more of the following: (i) own, hold, sell, assign, pledge, lease, finance, trade, exchange, repurchase and otherwise deal in the trade receivables and rights related thereto of Werner Co. or one or more of its subsidiaries or affiliates (the "Trade Receivables") (ii) hold cash and cash equivalents in deposit accounts from time to time derived from transactions relating to the Trade Receivables; (iii) acquire other assets arising out of or in any way related to the Trade Receivables or transactions involving the foregoing; and (iv)

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acquire all income, payments (including insurance payments) and proceeds of the foregoing (all assets described in clauses (ii), (iii) and (iv) being herein referred to as the "Related Assets");

            (b) to enter into and exercise all of its rights, powers, duties and obligations under (i) that certain Financing Agreement (the "CIT Financing Agreement") among The CITGroup/Business Credit, Inc., as Agent ("CIT"), the lenders party thereto, and the Corporation, or any receivables purchase agreement or financing agreement entered into to refinance or in substitution of the CIT Financing Agreement or any other receivables purchase agreement or receivables financing agreement entered into with the consent of CIT so long as the CIT Financing Agreement is still in effect, as the Board of Directors of the Corporation may deem to be in the best interest of the Corporation from time to time (a "Receivables Purchase Agreement") and any and all related instruments and agreements; and (ii) a purchase and sale agreement as the Board Directors of the Corporation may deem to be in the best interest of the Corporation from time to time and any and all related instruments and agreements (the "Purchase and Sale Agreement");

            (c) to pay any and all costs and expenses incurred in connection with the foregoing, including but not limited to, legal, accounting and servicing fees and expenses, principal and interest on loans made to the Corporation, the cost of any financing, including fees incurred in connection with the placement thereof, taxes and insurance;

            (d) to exercise all powers enumerated in the Delaware General corporation Law that are incident to and necessary or convenient to the conduct of the business described above; and

            (e) to engage in any lawful acts or activities that are incidental to and necessary or convenient for the accomplishment of such purpose, including without limitation, entering into agreements to service the Trade Receivables.

      SECTION 2. The Corporation: (i) is organized solely for the purposes set forth in Section 1 of this Article III, and will not engage in any business unrelated to the purposes set forth in Section 1 of this Article III; (ii) will not have any material assets other than the Trade Receivables and Related Assets; (iii) shall, at all times have at least one director (the "independent Director") who shall not have been, at the time of his or her appointment or at any time in the preceding five (5) years and shall not be at any time while serving as an Independent Director: (a) a direct or indirect legal or beneficial shareholder of, or an officer, director, partner or employee of, the Corporation or any of its shareholders, partners, subsidiaries or affiliates, (b) a customer or creditor of, or supplier to, the corporation or any of its shareholders, partners, subsidiaries or affiliates, PROVIDED THAT, notwithstanding any other language in this subclause (b), retail purchase of a Werner product would not serve to disqualify an independent director, (c) a person or other entity controlling or under common control with any such shareholder, officer, affiliate, director, partner, employee, supplier or customer, or (d) a member of the immediate family of any such shareholder, officer, affiliate, director, partner, employee, supplier or customer (as used herein, the term "control": means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of a person or entity, whether through ownership of voting securities, by contract or otherwise); (iv) will not take any action requiring the unanimous affirmative vote of 100% of the members of the board

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of directors unless all of the directors, which in all cases shall include the
Independent Director, shall have participated in such vote and all of such directors shall have voted affirmatively (including the affirmative consent of the Independent Director) to authorize such action; (v) shall maintain books of account in accordance with generally accepted accounting principles and maintain its accounts, books and records separate from any other person or entity; PROVIDED, that the corporation's assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Corporation; PROVIDED, HOWEVER, that any such consolidated. financial statement will make clear that the Corporation's assets are not available to satisfy the obligations of such affiliate; (vi) will not commingle its funds or assets with those of any other entity; (vii) shall hold its assets in its own name; (viii) shall conduct its business solely in its own name; (ix) shall pay its own liabilities out of its own funds and assets; (x) shall observe all corporate formalities; (xi) shall maintain an arms-length relationship with its affiliates; (xii) shall not incur any indebtedness other than obligations under any Receivables Purchase Agreement or Purchase and Sale Agreement, professional expenses and other unsecured payables customary for a special purpose corporation engaged in transactions with trade receivables in the ordinary course of business; (xiii) will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity and will not permit any other person to assume or guarantee or become obligated for the debts of the Corporation or hold out its credit as being available to satisfy the obligations of the Corporation; (xiv) will not acquire obligations or securities of its stockholders; (xv) shall allocate fairly and reasonably (and payor charge for, as applicable) overhead or other expenses that are properly shared with any other person or entity, including without limitations, shared office space and services performed by an employee of any affiliate, If any, and use separate stationery, invoices and checks bearing its own names; (xvi) will not pledge its assets for the benefits of any other person or entity, except as provided for in the Purchase and Sale Agreement and Receivables Purchase Agreement; (xvii) will identify and hold itself out as a separate and distinct entity under its own name and not as a division or part of any other person or entity; (xviii) will not fail to correct any misunderstanding known to it regarding the separate identity of the Corporation; (xix) will not make loans to any person or entity; (xx) will not identify its stockholders, or any affiliates of any of them , as a division or a part of the Corporation and will not identify itself as a division or part of any entity; (xxi) will not enter into, or be a party to, any transaction with its stockholders or their affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party; (xxii) will not own any subsidiary or make any investment in any other entity; (xxiii) will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its nature; (xxiv) will maintain its records, books of accounting, bank account, financial statements, accounting records and other entity documents separate and apart from those of any other person or entity; (xxv) will maintain a sufficient number of employee in light of its contemplated business operations; PROVIDED, HOWEVER, that nothing herein will require the Corporation to have any employees so long as employees are not necessary to the conduct of the Corporation's business; (xxvi) shall pay the salaries of its own employees, if any, from its own funds; and (xxvii) as long as the CIT Financing Agreement is in effect, will comply in all respects with the Separateness Agreement.

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                                   ARTICLE IV:
                            AUTHORIZED CAPITAL STOCK.

      The total number of shares of stock which the Corporation shall have authority to issue is three thousand (3000) shares of Common Stock, $0.01 par value per share.

                                   ARTICLE V:
                                  INCORPORATOR.

      The name and address of the sole incorporator of the Corporation is as follows:

      Kaye T. Walsh, c/o Gibson, Dunn & Crutcher LLP, 1228 N Street, Suite 5, Saoramento, California 95814.

                ARTICLE VI:DIRECTORS -- NUMBER AND QUALIFICATION.

      SECTION 1. The Corporation shall have a Board of Directors consisting of three (3) directors, which number may be increased or decreased hereafter in accordance with the Bylaws of the Corporation. A quorum of the Board of Directors shall consist of two (2) directors.

      SECTION 2. The Corporation at all times cause there to be at least one duly appointed Independent Director on its Board of Directors. Notwithstanding anything to the contrary contained herein, such directorship shall not be eliminated by reason of a vacancy. No Independent Director may be removed unless his or her successor has been elected. The Independent Director shall not at any time while serving as a director of the Corporation; (a) be the legal or beneficial owner of either any stock of the Corporation or any of its affiliates or of any interest in the Corporation or any successor thereof; or (b) act as trustee-in-bankruptcy for any of the Corporation's affiliates or any successor thereof.

                                  ARTICLE VII:
                             ELECTION OF DIRECTORS.

      Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII:
                          BOARD POWER REGARDING BYLAWS.

      In furtherance and not in limitation of the powers conferred by statute, the board of Directors is expressly authorized to make, alter or amend and rescined the Bylaws of the Corporation. The Bylaws or any alteration, amendment or repeal thereof, shall not in any manner impair, or impair the intent of, Articles III, VI, VIII, X or XI hereof.

                                   ARTICLE IX:
                                CORPORATE POWER.

      Subject to Section 1 (b)of Article XI, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (this "Certificate").

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in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                   ARTICLE X:
                    CORPORATE OPERATIONS, BOOKS AND RECORDS.

      Subject to Section 1(b) of Article XI, in addition to the other provisions set forth in this Certificate, the Corporation shall conduct its affairs in accordance with the provisions of Article III, Section 2.

                                   ARTICLE XI:
                                     VOTING.

      SECTION 1. So long as the Receivables Purchase Agreement has not been terminated according to the terms thereof, then notwithstanding any provisions in this Certificate to the contrary or inconsistent herewith, the unanimous written vote of the directors of the Corporation (including the vote of the Independent Director) in favor of approval shall be necessary for the Corporation to: (a) approve any merger or consolidation or change its legal structure, or any conveyance or transfer of all or any substantial portion of the property or assets of the Corporation to any other entity in a single transaction or a series of transactions; (b) amend the Corporation's Certificate of Incorporation to alter, or affect, the provisions of Articles III, VI, VIII, IX, X, XI or XII; (c) take any action to dissolve or liquidate the Corporation or windup the affairs of the Corporation; (d) seek relief under any federal or state law relating to bankruptcy, insolvency, liquidation, reorganization, the relief from debts, or the protection of debtors generally; (e) institute proceedings to have the Corporation adjudicated a bankrupt or insolvent; (f) consent to the institution of bankruptcy or insolvency proceedings against the Corporation; (g) file a petition or consent to a petition seeking reorganization or relief on behalf of the Corporation under any applicable federal or state law relating to bankruptcy; (h) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, conservator, custodian, sequestrator or any similar official for the Corporation or a substantial portion of the property of the Corporation; (i) make any assignment for the benefit of the Corporation's creditors or admit in writing its inability to pay its debts generally as they become due; (j) take any action, or cause the Corporation to take any action, in furtherance of any of the foregoing (any of the above foregoing actions is hereinafter referred to as a "Bankruptcy Action"); or (k) take any action that, by the terms of the Receivables Purchase Agreement and the Purchase and Sale Agreement requires the consent of the Independent Director. The directors and officers of the Corporation shall be under no obligation to any shareholder of the Corporation to take any Bankruptcy Action. Neither the Corporation nor any shareholder of the Corporation shall have any claim for breach of duty or otherwise against any director or officer for failing to take any Bankruptcy Action.

      SECTION 2. The Board of Directors shall not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the Board of Directors unless all of the members of the Board of Directors, including the Independent Director, shall have participated in the vote. It there is no Independent Director, such actions may not be taken.

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      Section 3. To the fullest extent permitted by law, the Board of Directors of the Corporation shall consider the interest of creditors of the Corporation (other than affiliates of the Corporation that are creditors) in connection with all corporate action.

                                  ARTICLE XII:
                         LIABILITY AND INDEMNIFICATION.

      Section 1. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (the "Delaware Law"), a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as director.

      Section 2. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law (but in the case of any such amendment thereto after the date hereof, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent at another corporation, partnership joint venture, trust or other enterprise. The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary to effect the indemnification as provided herein. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance, of the final disposition of such action, suit or proceeding.

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      IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware by its duly authorized officer this 10th day of May, 2005.

                                              By: /s/ Eric J. Werner
                                                  -----------------------------
                                              Name: Eric J. Werner
                                              Title: President